Exhibit 99.1
LIFECORE BIOMEDICAL REPORTS RESULTS FOR THIRD QUARTER
ENDED MARCH 31, 2007
Meets Q3 Guidance / Restates FY 2007 Guidance
CHASKA, MN. — April 17, 2007 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) today reported record net sales of $18.9 million in the third quarter ended March 31, 2007, an increase of 12% over net sales of $16.8 million in the third quarter of fiscal year 2006. Foreign currency translation comparisons increased current quarter sales by $271,000 compared to the third quarter of last fiscal year.
Net income of $2,333,000, or $.17 per diluted share, was posted for the quarter compared to net income of $2,193,000, or $.16 per diluted share, in the quarter ended March 31, 2006. Third quarter results include expenses for stock options in the amount of $295,000 and $262,000 for fiscal 2007 and 2006, respectively. Income tax expense of $1,491,000 was recorded in the third quarter compared to $1,391,000 in the quarter a year ago.
Sales for the first nine months of fiscal year 2007 were $50.4 million, an increase of 11% over the $45.4 million reported for the first nine months of fiscal year 2006. Foreign currency translation comparisons increased sales by $587,000 in the first nine months of fiscal 2007 compared to the same period of last fiscal year.
Net income for the first nine months of fiscal 2007 was $4,838,000, or $.35 per diluted share, compared to net income of $4,629,000, or $.34 per diluted share, for the first nine months of fiscal 2006. Nine month results include expenses for stock options in the amount of $951,000 and $633,000 for fiscal 2007 and 2006, respectively. Income tax expense of $3,060,000 at an annual effective rate of 38.7% was recorded for the nine months compared to $2,794,000 at an effective rate of 37.6% for the nine month period a year ago.
“Sales and profits for the quarter were again in-line with our guidance,” said Dennis J. Allingham, President and CEO. “We posted record sales with a strong performance from the Hyaluronan Division and saw continued strong growth from the Prima™ line of dental implants.”
The Company reported a cash and cash equivalents balance of $33.3 million at March 31, 2007. Cash effects associated with the income tax expenses reflected in the operating results were minimal due to the utilization of net operating loss carry forwards.
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Hyaluronan Division
Net sales from the Hyaluronan Division for the third quarter were a record $6.1 million, an increase of 15% from the $5.3 million reported in the same quarter last year. Net sales for the first nine months in fiscal year 2007 were also a record at $15.2 million compared to $14.6 million in the comparable period last year. Sales to ophthalmic and orthopedic customers increased in the quarter when compared to the same period last year.
The Division reported operating income of $1,608,000 for the third quarter compared to operating income of $1,493,000 in the third quarter of fiscal year 2006. Operating income of $3,067,000 was reported for the nine month period compared to operating income of $3,547,000 in the same period last year. The decline resulted from increased product development costs and stock option expenses.
“We expected improved Hyaluronan sales in the second half of the fiscal year and were pleased with the strong third quarter result,” said Dennis J. Allingham, President & CEO. “Operating income was reduced slightly by higher development expenses, but remained robust at 26% for the quarter.”
Dental Division
Net sales from the Dental Division for the third quarter were a record $12.7 million, an increase of 11% from the $11.4 million recorded in the third quarter last year. Foreign currency translation comparisons increased current quarter sales by $271,000 compared to the third quarter of last fiscal year. Net sales for the first nine months in fiscal year 2007 were a record $35.2 million compared to $30.8 million in the comparable period last year, an increase of 14%. Foreign currency translation comparisons increased the first nine months sales by $587,000 compared to the same period of last fiscal year. For the quarter and nine month periods Domestic sales grew 12% and 15%, while International sales were up 11% and 13%, respectively.
The Division reported operating income of $1,821,000 for the third quarter compared to operating income of $1,948,000 in the third quarter of fiscal year 2006. Operating income of $3,787,000 was reported for the nine month period compared to operating income of $3,649,000 in the same period last year.
“Sales of the Prima™ Implant System now represent more than 25% of dental sales,” said Dennis J. Allingham, President & CEO. “Performance by our seasoned sales representatives exceeds industry growth rates; however, our new sales representatives are not growing the business at the same rate. We are confident that additional training of the expanded sales force over the next few quarters will drive future growth.”
Outlook
“Over the last few quarters we have reported increasing revenue from our Hyaluronan development activities and this quarter provides further indication of our progress,” said Dennis J. Allingham, President & CEO. “As previously stated, Prima™ continues to exhibit strong growth, especially by our seasoned sales representatives. As a result of our need for additional training of our newer sales representatives and our investment in Hyaluronan development, we are restating our guidance for fiscal year 2007.”
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The Company expects fiscal year sales to be $69.6 to $70.0 million, an increase of 10 to 11 percent (previously 11 to 14 percent) over fiscal year 2006. Net income is expected to increase 6 to 12 percent with earnings of $.54 to $.57 per diluted share (previously $.61 to $.65).
The Company expects sales of $19.2 to $19.6 million in the fourth quarter of fiscal year 2007 with earnings per diluted share of $.19 to $.22.
Conference Call
As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss third quarter results. A live web cast of the call is available through the Company’s website at www.lifecore.com. After selecting the INVESTOR INFO tab, select CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH menu at the right side of the page and follow the instructions for participation. A replay of the web cast will be available shortly after completion of the call. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.earnings.com.
The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.
Safe-Harbor Statement
Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the timing of orders from customers, continued market acceptance of the Company’s products, timing of regulatory approvals, effectiveness of the dental sales force expansion, success of new product development efforts, the likelihood and timing of the return of the Company’s adhesion prevention product to the market, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2006, and other, more recent filings. Actual results may differ materially from anticipated results.
About Lifecore Biomedical
Lifecore Biomedical, in business over 40 years, develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.
News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.
Contact:

           Dennis J. Allingham, President and CEO
           David M. Noel, Vice President of Finance and CFO
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Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	June 30,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,283,000	$26,638,000
Accounts receivable	15,830,000	12,564,000
Inventories	12,550,000	12,217,000
Deferred income taxes, net	3,816,000	4,865,000
Prepaid expense	1,448,000	1,084,000

Total current assets	66,927,000	57,368,000

PROPERTY, PLANT AND EQUIPMENT, NET	23,079,000	23,250,000

LONG-TERM INVENTORY	943,000	1,406,000
DEFERRED INCOME TAXES, NET	603,000	1,694,000
OTHER ASSETS	5,465,000	5,520,000

	$97,017,000	$89,238,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$6,850,000	$6,898,000
Long-term obligations	4,582,000	4,804,000
Shareholders’ equity	85,585,000	77,536,000

	$97,017,000	$89,238,000

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Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net sales	$18,865,000	$16,775,000	$50,427,000	$45,409,000
Cost of goods sold	7,189,000	6,208,000	19,259,000	17,399,000

Gross profit	11,676,000	10,567,000	31,168,000	28,010,000

Operating expenses
Research and development	1,269,000	881,000	3,382,000	2,878,000
Marketing and sales	5,126,000	4,525,000	15,279,000	12,661,000
General and administrative	1,852,000	1,720,000	5,653,000	5,275,000

	8,247,000	7,126,000	24,314,000	20,814,000

Operating income	3,429,000	3,441,000	6,854,000	7,196,000

Other income (expense)
Interest income	394,000	203,000	1,078,000	495,000
Interest expense	(66,000)	(65,000)	(201,000)	(181,000)
Currency transaction gains (losses)	72,000	—	156,000	(73,000)
Other	(5,000)	5,000	11,000	(14,000)

	395,000	143,000	1,044,000	227,000

Income before income tax expense	3,824,000	3,584,000	7,898,000	7,423,000

Income tax expense	1,491,000	1,391,000	3,060,000	2,794,000

Net Income	$2,333,000	$2,193,000	$4,838,000	$4,629,000

Net income per share
Basic	$0.17	$0.17	$0.36	$0.35

Diluted	$0.17	$0.16	$0.35	$0.34

Weighted average shares outstanding
Basic	13,383,088	13,180,859	13,289,156	13,134,280

Diluted	13,859,948	13,572,205	13,756,762	13,505,079

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Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended March 31,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2007	2006	2007	2006	2007	2006
Net sales	$6,145,000	$5,347,000	$12,720,000	$11,428,000	$18,865,000	$16,775,000
Cost of goods sold	2,760,000	2,449,000	4,429,000	3,759,000	7,189,000	6,208,000

Gross profit	3,385,000	2,898,000	8,291,000	7,669,000	11,676,000	10,567,000

Operating expenses
Research and development	880,000	516,000	389,000	365,000	1,269,000	881,000
Marketing and sales	194,000	149,000	4,932,000	4,376,000	5,126,000	4,525,000
General and administrative	703,000	740,000	1,149,000	980,000	1,852,000	1,720,000

	1,777,000	1,405,000	6,470,000	5,721,000	8,247,000	7,126,000

Operating income	$1,608,000	$1,493,000	$1,821,000	$1,948,000	$3,429,000	$3,441,000

Lifecore Biomedical, Inc.
Divisional Statements of Operations
Nine Months Ended March 31,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2007	2006	2007	2006	2007	2006
Net sales	$15,243,000	$14,639,000	$35,184,000	$30,770,000	$50,427,000	$45,409,000
Cost of goods sold	7,144,000	6,858,000	12,115,000	10,541,000	19,259,000	17,399,000

Gross profit	8,099,000	7,781,000	23,069,000	20,229,000	31,168,000	28,010,000

Operating expenses
Research and development	2,284,000	1,728,000	1,098,000	1,150,000	3,382,000	2,878,000
Marketing and sales	591,000	433,000	14,688,000	12,228,000	15,279,000	12,661,000
General and administrative	2,157,000	2,073,000	3,496,000	3,202,000	5,653,000	5,275,000

	5,032,000	4,234,000	19,282,000	16,580,000	24,314,000	20,814,000

Operating income	$3,067,000	$3,547,000	$3,787,000	$3,649,000	$6,854,000	$7,196,000

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